Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Social Capital Hedosophia Holdings Corp. III on Amendment No. 1 to Form S-4 (File No. 333-249558) of our report dated January 31, 2020, with respect to our audit of the financial statements of Social Capital Hedosophia Holdings Corp. III as of December 31, 2019 and for the period from October 18, 2019 (inception) through December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum llp

New York, NY

November 19, 2020